Exhibit 10.1
AGREEMENT
     This Agreement made as of the 17th day of March, 2009 by and between Tollgrade Communications, Inc., a Pennsylvania corporation (the “Corporation”), and Sara M. Antol, an individual residing in the Commonwealth of Pennsylvania and an employee of the Corporation (the “Executive”).
WITNESSETH:
     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to enter into this Agreement with the Executive;
     WHEREAS, the Executive desires to obtain certain benefits in the event his/her employment is terminated; and
     WHEREAS, the Corporation and the Executive intend that this Agreement supersede and replace the following agreement(s) previously entered into by and between the Corporation and the Executive: Change in Control Agreement originally dated February 9, 2000, and subsequently extended by that Extension and Amendment of Agreement dated January 15, 2008.
     NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.	Definition of Terms. The following terms when used in this Agreement shall have the meaning hereafter set forth:
(a)	“Annual Salary Adjustment Percentage” shall mean the mean average percentage increase in base salary for all members of the Executive Committee of the Corporation during the two full calendar years immediately preceding the time to which such percentage is being applied; provided, however, that if after a Change-in-Control, as hereinafter defined, there should be a significant change in the number of members of the Executive Committee of the Corporation or in the manner in which they are compensated, then the foregoing definition shall be changed by substituting for the phrase “Executive Committee of the Corporation” the phrase “persons then performing the functions formerly performed by the Executive Committee of the Corporation.”

(b)	“Board” or “Board of Directors” means the Board of Directors of the Corporation.

(c)	“Cause for Termination” shall be limited solely and exclusively to any of the following grounds:

(i)	Fraud, misappropriation, theft, embezzlement or other willful and deliberate acts of similar dishonesty;

(ii)	Conviction of, or a plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude;

(iii)	Illegal use of drugs in the workplace;

(iv)	Intentional and willful misconduct that subjects the Corporation to criminal liability or material civil liability;

(v)	Willful and deliberate breach of the Executive’s duty of loyalty, including, but not limited to, the diversion or usurpation of corporate opportunities properly belonging to the Corporation;

(vi)	Willful and deliberate disregard of the Corporation’s policies and procedures in any material respect;

(vii)	Material breach or violation of the Corporation’s Code of Ethics for Senior Executive and Financial Officers or a material breach or violation of the Corporation’s Code of Business Conduct and Ethics, if applicable;

(viii)	Willful and deliberate breach or violation of any of the material terms of this Agreement, including but not limited to, the covenants and restrictions set forth in this Agreement;

(ix)	Willful and deliberate insubordination, willful and deliberate refusal to perform, or willful gross neglect in the performance of, his/her duties or responsibilities, or willful and deliberate refusal to follow the proper instructions of the Corporation, if any; or

(x)	Failure of the Executive to fully cooperate as directed by the Corporation in any action, litigation, investigation or other proceeding brought before or by any Governmental Authority.
For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “deliberate,” “intentional” or “willful” unless done, or omitted to be done, by the Executive with a lack of good faith and with a lack of reasonable belief that his action or omission was in the best interests of the Corporation.

(d)	“Change-in-Control” shall be deemed to have occurred as of the first day following the occurrence of any one or more of the following:
(i)	Any Person (other than the Person in control of the Corporation as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the beneficial owner (as defined in Rule 13d-3 of the General Rules and Regulations under the United States Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporation representing more than 35% of the combined voting power of the Corporation’s then outstanding securities;

(ii)	Liquidation of the Corporation;

(iii)	The sale or disposition of all or substantially all of the Corporation’s assets;

(iv)	A merger, consolidation, or reorganization of the Corporation with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization or

(v)	The Incumbent Directors ceasing for any reason to constitute at least a majority of the Board of Directors.
“Change-in-Control” shall not include, however, a restructuring, reorganization, merger, or other change in capitalization in which the Persons who own an interest in the Corporation on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Corporation through will or the laws of descent and distribution) maintain more than a 65% interest in the resultant entity.

Furthermore, in no event shall a Change-in-Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (A) passive ownership of less than 5% of the voting equity securities of the purchasing company; or (B) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change-in-Control by a majority of the nonemployee continuing Directors of the Board of Directors).

Notwithstanding the foregoing, where payment is to be made to the Executive under Section 4(b) of this Agreement in the case where the Executive’s Date of

Termination preceded the Change-in-Control, Change-in-Control shall have the meaning set forth above, but will not include an event that is inconsistent with Section 409A of the United States Internal Revenue Code of 1986, as amended.

(e)	“Date of Termination” shall mean:
(i)	if the Executive’s employment is terminated for Disability, the date such employment is terminated as specified in the Notice of Termination given to the Executive;

(ii)	if the Executive terminates due to his/her death or Retirement, the date of death or Retirement, respectively;

(iii)	if the Executive decides to terminate employment upon Good Reason for Termination, the date of such termination after the Corporation has been notified of the Executive’s decision to terminate employment and the expiration of any applicable cure period; or

(iv)	if the Executive’s employment is terminated for any other reason, the date on which a termination becomes effective pursuant to a Notice of Termination.
(f)	“Disability” shall mean such incapacity as causes the Executive to meet one of the following requirements:
(i)	the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)	the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can he expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation.
(g)	“Good Reason for Termination” shall mean one or more of the following conditions arising without the consent of the Executive:
(i)	a material diminution of the Executive’s base compensation;

(ii)	a material diminution in the Executive’s authority, duties or responsibilities;

(iii)	a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iv)	a material diminution in the budget over which the Executive retains authority, except that this shall not include a reduction in the Corporation’s budget;

(v)	a material change in the geographic location at which the Executive must perform the services; or

(vi)	any other action or inaction that constitutes a material breach by the Corporation of this Agreement.
(h)	“Incumbent Directors” shall mean the individuals who, as of the date hereof, constitute the Board, together with any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(i)	“Notice of Termination” shall mean a written statement which sets forth the specific reason for termination and, if such is claimed to be Cause for Termination or Good Reason for Termination, in reasonable detail the facts and circumstances which indicate that such is Cause for Termination or Good Reason for Termination.

(j)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the United States Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(k)	“Retirement” shall mean a termination of the Executive’s employment after age 65 or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by the Executive.
2.	Employment.
(a)	Subject to the terms and conditions set forth herein, the Corporation hereby agrees that the Executive is employed as of the date hereof as its General Counsel. The duties of the Executive shall be as determined from time to time by the Corporation, but shall at all times be consistent in scope and authority with those commonly associated with such position, and in all cases shall be substantially similar to those currently performed by the Executive as of the date hereof.

(b)	The Executive’s base salary is currently set at $182,804 per annum, paid in equal semi-monthly installments. The Executive shall be entitled to such increases or decreases (subject to Section 1(g)(i) hereof) in base salary as the Corporation may determine from time to time in accordance with its regular compensation review practices; provided that, such base salary must be increased each year by at least the amount of the Annual Salary Adjustment Percentage.

(c)	The Executive shall be entitled to receive annual bonuses based upon the performance objectives established by the Corporation pursuant to the Corporation’s Management Incentive Compensation Plan.

(d)	The Executive shall be entitled to participate in all group insurance programs, retirement income (pension) plans, and such other benefits made available by the Corporation to its employees and executives commensurate with the Executive’s position in the Corporation.
3.	Termination by the Corporation Due to Cause for Termination; Termination by the Executive for Good Reason for Termination.
(a)	Should Cause for Termination exist, the Corporation may terminate the Executive’s employment due to Cause for Termination by delivering a Notice of Termination. Notwithstanding the foregoing, the Executive will have 30 days after receiving the Notice of Termination to correct the act or acts constituting Cause for Termination, to provide to the Corporation a written response explaining why his/her actions do not constitute Cause for Termination, and/or to request a review of the Corporation’s decision. In the event the Executive continues to engage in the conduct constituting Cause for Termination for such period, does not provide a response, and does not request further review by the Corporation, the Corporation may make a final determination that the Executive has engaged in conduct constituting Cause for Termination and may terminate the Executive at any time after the end of the 30-day period.

(b)	The Executive may terminate his/her employment for Good Reason for Termination by delivering to the Corporation Notice of Termination within a period not to exceed 90 days of the initial existence of the condition giving rise to the Good Reason for Termination. Notwithstanding the foregoing, the Corporation will have 30 days after receiving the Notice of Termination to correct the conditions constituting Good Reason for Termination. If the Corporation fails to correct such conditions within such period, then the Executive may terminate his/her employment at any time after the end of the 30-day period. In order to receive benefits under this Agreement because of Good Reason for Termination, the Executive must separate from service within two years following the initial existence of the condition or conditions giving rise to the Good Reason for Termination.

4.	Payments and Terms Following Termination of Employment or a Change-in-Control.
(a)	If, during the term of this Agreement, the Executive’s employment is terminated due to death, Disability or Retirement, by the Executive not for Good Reason for Termination) or by the Corporation due to Cause for Termination in accordance with Section 3(a) hereof, then the Corporation shall have no obligations hereunder to the Executive other than to pay in cash any unpaid portion of the Executive’s base salary for the period from the last period for which the Executive was paid to the Date of Termination. In the event of Executive’s death, all such payments shall be made to Executive’s spouse, should he/she survive him/her, or if he/she does not, to Executive’s estate. The amounts described under this Section 4(a) shall be paid to the Executive on or before March 15 of the year following the Executive’s Date of Termination.

(b)	If the Executive’s employment with the Corporation is terminated other than under the circumstances described in subsection 4(a) (i.e., other than due to death, Disability, Retirement, by the Executive not for Good Reason for Termination or by the Corporation due to Cause for Termination) at any time during the period commencing six months prior to the date of a Change-in-Control and ending on the second anniversary of the date of a Change-in-Control, and either the Executive’s employment terminates or the Change-in-Control occurs during the term of this Agreement or within the six-month period following the expiration of the term of this Agreement, then the Corporation shall pay on or before the fifth day following the Date of Termination (or if the Date of Termination preceded the date of the Change-in-Control, on or before the fifth day following the date of the Change-in-Control), to the Executive the following sums (less any amounts paid to the Executive pursuant to subsection (c) of this Section 4):
(i)	in cash any unpaid portion of the Executive’s full base salary for the period from the last period for which the Executive was paid to the Date of Termination, or the date of the Change-in-Control, as the case may be; and

(ii)	an amount in cash equal to the product obtained by multiplying by two the sum of:
(A)	the greater of (1) the Executive’s annual base salary for the year in effect on the Date of Termination (provided that in the case of Termination for Good Reason by the Executive the date immediately preceding the date of the event which gave rise to the Termination for Good Reason by the Executive shall be used instead of the Date of Termination) or (2) the Executive’s annual base salary for the year in effect on the date of the Change-in-Control; and

(B)	the greater of (1) the average annual cash award received by the Executive as incentive compensation or bonus for the two calendar years immediately preceding the Date of Termination (provided that in the case of Termination for Good Reason by the Executive the date immediately preceding the date of the event which gave rise to the Termination for Good Reason by the Executive shall be used instead of the Date of Termination) or (2) the average annual cash award received by the Executive as incentive compensation or bonus for the two calendar years immediately preceding the date of the Change-in-Control.
(c)	If, during the term of this Agreement, the Executive’s employment with the Corporation is terminated other than under the circumstances above described in subsections 4(a) or 4(b) (i.e., not in connection with a Change-in-Control as described in subsection 4(b) and other than due to death, Disability, Retirement, by the Executive not for Good Reason for Termination or by the Corporation due to Cause for Termination), then the Corporation shall pay on or before the fifth day following the Date of Termination to the Executive the following sums (provided, however, that if a Change-in-Control occurs within six months following the Date of Termination, the Executive shall be entitled to the amounts set forth in subsection (b) above reduced by the amounts paid to the Executive pursuant to this subsection (c) of this Section 4):
(i)	in cash any unpaid portion of the Executive’s full base salary for the period from the last period for which the Executive was paid to the Date of Termination; and

(ii)	an amount in cash equal to the Executive’s annual base salary for the year in effect on the Date of Termination.
(d)	If the Executive’s employment should terminate under such circumstances as entitle the Executive to receive payments pursuant to subsection (b) or subsection (c) of this Section 4, the Corporation shall reimburse the Executive for any reasonable fees or other costs incurred by the Executive up to a maximum amount of $6,000 in retaining and continuing the services of an executive placement agency during the period beginning on the Date of Termination and ending on the earlier to occur of (i) the second anniversary of the Date of Termination and (ii) the date on which the Executive becomes employed by another Person or becomes self-employed. The Executive shall be required to substantiate these expenses and must request reimbursement from the Corporation, and reimbursement by the Corporation shall be made as soon as administratively possible after receiving the request but no later than the end of the third calendar year following the Executive’s Date of Termination.

(e)	If any payment due to the Executive pursuant to this Agreement result in a tax being imposed on the Executive pursuant to Section 4999 of the United States

Internal Revenue Code of 1986, as amended, then the Corporation shall reduce the total payments payable to the Executive to the maximum amount payable without incurring the Section 4999 tax.

(f)	Notwithstanding any provision for similar payments and/or benefits under any other plan, program, agreement, policy, practice, or the like of the Corporation, this Agreement is intended to represent the Executive’s sole entitlement to severance payments and benefits in connection with the termination of his/her employment.

(g)	The receipt of any severance payments pursuant to this Section 4 will be subject to the Executive signing and not revoking for a period of seven days a separation and mutual release of claims agreement in substantially the form then used by the Corporation in connection with its general severance policy.

(h)	Notwithstanding any other provisions in this Agreement to the contrary, if on the date of the Executive’s “separation from service” as defined in Code Section 409A of the United States Internal Revenue Code of 1986, as amended, the Executive is a “specified employee” as defined in Section 409A, and the Corporation determines that payment under this Agreement would violate the six-month delay rule of Section 409A any payment that otherwise would have been made during the six-month period following separation from service will be paid in a single sum on the first day of the seventh month following the date of such separation from service.
5.	Noncompetition. The Executive covenants and agrees that if the Executive receives payment under this Agreement, then during the Restricted Period (as defined below), the Executive shall not in the United States of America, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise alone or in association with any other Person, engage or participate in, be connected with, lend credit or money to, furnish consultation or advice or permit the Executive’s name to used in connection with, any Competing Business (as defined below). “Restricted Period” shall mean the period during which the Executive’s health and welfare benefits are continued pursuant to Section 6 of this Agreement, plus any amount of time during such period during which the Executive is in violation of this provision. “Competing Business” shall mean any Person engaged in the business of selling or attempting to sell any product or service which competes materially with (i) products or services sold by the Corporation within the two years prior to termination of the Executive’s employment hereunder or (ii) new products of the Corporation with respect to which the Corporation had allocated engineering resources at the Date of Termination to develop such new products.

6.	Health and Welfare Benefits.
(a)	If the Executive’s employment should terminate under such circumstance as entitle the Executive to receive payments pursuant to Section 4(b) hereof, the

Executive shall be deemed for purposes of the Corporation’s health and welfare employee benefit plans to have remained in the continuous employment of the Corporation for the two-year period following the Date of Termination and shall be entitled to monthly health and welfare benefits as though he/she had so remained in the employment of the Corporation.

(b)	If the Executive’s employment should terminate under such circumstance as entitle the Executive to receive payments pursuant to Section 4(c) hereof, the Executive shall be deemed for purposes of the Corporation’s health and welfare employee benefit plans to have remained in the continuous employment of the Corporation for the one-year period following the Date of Termination and shall be entitled to monthly health and welfare benefits as though he/she had so remained in the employment of the Corporation.

(c)	If for any reason, whether by law or provisions of the Corporation’s employee benefit plans or otherwise, any benefits to which the Executive would be entitled to under the foregoing subsections of this Section 6 cannot be provided pursuant to such employee benefit plans, then the Corporation shall pay to the Executive the difference between the benefits the Executive would have received in accordance with the foregoing subsections of this Section 6 if the Corporation or its employee benefit plans could have provided such benefits and the amount of benefits, if any, actually paid by the Corporation or its employee benefit plans. Any such payments will be made prior to March 15 of the year following the year in which the Executive becomes entitled to the payments.

(d)	Notwithstanding any other provision of this Section 6 to the contrary, the Corporation shall not be required to provide to the Executive any of the health benefits to be provided to the Executive under subsections (a) through (c) unless the Executive shall have timely elected COBRA continuation coverage following termination of his/her employment.
7.	Other Employment. In the event of a termination of employment under the circumstances above described in Section 4(b) or 4(c) hereof, the Executive shall have no duty to seek any other employment after termination of his/her employment with the Corporation, and the Corporation hereby waives and agrees not to raise or use any defense based on the position that the Executive had a duty to mitigate or reduce the amounts due him/her hereunder by seeking other employment whether suitable or unsuitable, and should the Executive obtain other employment, then the only effect of such on the obligations of the Corporation hereunder shall be that the Corporation shall be entitled to credit against any payments which would otherwise be made pursuant to Section 6 hereof, any comparable payments to which the Executive is entitled under the employee benefit plans maintained by the Executive’s other employer or employers in connection with services to such employer or employers after termination of his/her employment with the Corporation.

8.	Stock Appreciation Rights, Stock Options and Restricted Stock. The Executive’s outstanding stock appreciation rights, stock options, restricted stock and other awards shall vest in accordance with the terms of the applicable plans and agreements.

9.	Term of this Agreement.
(a)	This Agreement shall be for an initial term beginning on the date hereof and expiring on the third anniversary of such date and shall automatically be extended for successive additional terms of two years unless termination occurs pursuant to subsection (b) below.

(b)	Except for the obligations of the Executive under Sections 5, and 10(i) of this Agreement and the obligations of the Corporation under Sections 4, 6, 7, 8 and 10(i) of this Agreement which shall survive the termination of this Agreement as provided therein, this Agreement shall terminate (i) at the end of the then current term of this Agreement provided that either party has given the other party written notice of its intent not to renew at least 60 days prior to the end of the then current term or (ii) upon the effectiveness of the earlier termination of the Executive’s employment pursuant to the terms of this Agreement.
10.	Miscellaneous.
(a)	This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania. Each party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

(b)	This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and may only be amended or modified by written agreement signed by the parties hereto. This Agreement supersedes the agreements described in the recitals to this Agreement previously entered into by and between the Corporation and the Executive.

(c)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement (including but not limited to, those provisions which survive termination of this Agreement) in the same manner required of the Corporation and to perform it as if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment due to Good Reason for Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)	This Agreement shall inure to the benefit of and be enforceable by the Executive and the Corporation and their respective legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him/her hereunder if he/she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his/her devisee, legatee or other designee or, if there be no such designee, to his/her estate.

(e)	Any notice or other communication provided for in this Agreement shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given (i) on the date of delivery if delivered in person, (ii) three business days after being mailed by United States registered mail, return receipt requested, postage prepaid or (iii) one business day after being sent by an overnight commercial courier of national reputation, addressed in the case of the Executive to his/her office at the Corporation with a copy to his/her residence and in the case of the Corporation to its principal executive offices, attention of the Chief Executive Officer.

(f)	No provisions of this Agreement may be modified (except as provided in Section 4(i) hereof), waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and approved by resolution of the Board of Directors or the Compensation Committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(g)	The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the bounds thereof in order to render it valid and enforceable.

(h)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)	If litigation should be brought to enforce, interpret or challenge any provision contained herein, the prevailing party shall be entitled to its reasonable attorney’s fees and other costs incurred in such litigation and, if a money judgment is rendered in favor of the Executive, to interest on any such money judgment obtained calculated at the prime rate of interest in effect from time to time at PNC Bank, N.A. from the date that the payment should have been made or damages incurred under this Agreement. Payment of fees pursuant to this Section 10(i) shall be made by the 15th day of the third month following the year in which the litigation is concluded.

(j)	The Executive acknowledges that he/she has had the opportunity to discuss this matter with and obtain advice from his/her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

ATTEST:	TOLLGRADE COMMUNICATIONS, INC.

/s/ Jennifer M. Reinke, Asst. Secretary	By:	/s/ Joseph A. Ferrara
	Title:	President and CEO

WITNESS:

Jennifer M. Reinke	/s/ Sara M. Antol

Sara M. Antol